EXHIBIT 99 CONFIRMING STATEMENT

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Gregory M. Crouch, has authorized and designated each of J. Richard Atwood and Sherry Sasaki, signing singly as attorney-in-fact to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Source Capital, Inc.  The authority of each attorney-in-fact under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to ownership of or transactions in securities of Source Capital, Inc., unless earlier revoked in writing.  The undersigned acknowledges that each attorney-in-fact is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 and Section 30(h) of the Investment Company Act of 1940.

/s/ Gregory M. Crouch
Dated: June 18, 2012	Gregory M. Crouch